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                                                                   Exhibit 10(c)

                                 STOCK AGREEMENT


         AGREEMENT, dated the 9th day of October, 1996, among Gerald C. Rittenberg ("EMPLOYEE")', John Svenningsen ("SVENNINGSEN") and Amscan, Inc., a New York corporation ("AMSCAN").


         WHEREAS, Employee and Amscan are parties to an Employment Agreement, dated as of November 27, 1991, as supplemented and amended (as so supplemented and amended, the "EMPLOYMENT AGREEMENT"). Pursuant to the terms of the Employment Agreement, among other provisions, the Employee is entitled to receive certain bonus payments based upon the profits of the Amscan and certain other payments and benefits in addition to his base compensation and fringe benefits. Svenningsen is the sole shareholder of Amscan.

         NOW, THEREFORE, in consideration of services rendered by Employee to Amscan, and in order to induce Employee to terminate the Employment Agreement and to enter into a new employment agreement which does not provide for the bonus and certain other payments and benefits provided for in the Employment Agreement which would otherwise create significant additional financial obligaion to Amscan, and in consideration of the mutual covenants and agreements contained herein, the parties agree, effective at and only upon the closing of the proposed initial public offering of common stock of Amscan (or any security issued to Amscan's shareholders in exchange for Amscan stock) (the "IPO") (the date of such closing being referred to herein as the "EFFECTIVE Date"), as follows:

                1. Payments by Amscan.

                   a. In anticipation of a closing of the IPO for any amount, Amscan will pay Employee $3,450,000 on the day prior to the date that the underwriters of the IPO sign the Underwriters Agreement, ("Underwriting Date"), without any responsibility by the Employee to refund any of such amount. Within 60 days of the closing of the IPO, Amscan will pay Employee an amount equal to five percent (5%) of the "Net Proceeds of the IPO" (as defined below), less the amount of any dividends or other distributions paid to Employee in respect of the Shares prior to the Underwriting Date, and less the sum of $3,450,000 previously paid on account.

                   b. For purposes of this Paragraph 1, "Net Proceeds of the IPO" shall mean the gross proceeds from the sale of all primary and secondary shares in the IPO, including shares sold through the exercise of the rights granted the underwriters ("Greenshoe"), reduced by the amount of all underwriting discounts in connection with the IPO and reduced further by the amount of all other expenses payable in connection with the IPO in the expense
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categories identified in the IPO registration statement.

                2. Transfer of Shares. On the day prior to the Underwriting Date, Amscan will transfer to Employee Amscan shares which when exchanged on a tax free basis on the Underwriting Date for shares of Amscan Holdings, Inc. will be equal to three (3%) percent of Amscan Holdings, Inc. shares to be issued and outstanding after IPO excluding the shares issued pursuant to any Greenshoe. (All of the shares to be issued to the Employee pursuant to this Paragraph 2 are referred to herein as the "RESTRICTED SHARES").

                3. Sale of Shares by Employee: Restrictions.

                   a. The Employee agrees that one-half of the Restricted Shares which are received under Paragraph 2 will not be sold for a period of 18 months following their transfer to Employee. Notwithstanding the foregoing Employee shall be entitled to sell Restricted Shares prior to the end of the 18 months (subject to the provisions of Paragraph 3b) with a fair market value equal to two hundred (200%) percent of the amount of capital gains taxes incurred by the Employee as a result of using Shares to pay off the principal indebtedness or interest under the Loan Agreement between Svenningsen and Employee ("Loan Agreement"). The remaining one-half of the Restricted Shares may be sold after the third anniversary of the transfer of the Restricted Shares to Employee. In order to assure compliance with the foregoing restrictions, the Restricted Shares will bear a restrictive legend and appropriate stop transfer orders will be given to Amscan's transfer agent.

                   b. If the Employee wishes to sell up to one-half of the Restricted Shares to the extent permitted under the preceding paragraph, during the period commencing 12 months after the issuance of the Restricted Shares to him, and ending on the second anniversary of the issuance of such Restricted Shares to him, Amscan will, on one occasion, prepare and file a registration statement for the sale of one-half of the Restricted Shares, provided that (i) such Restricted Shares, in the opinion of counsel to Amscan, may not otherwise be sold by the Employee to the public due to the restrictions imposed by Rule 144 under the Securities Act of 1933, (ii) Amscan may register such Restricted Shares on Form S-3 or any other appropriate registration statement, and (iii) the Employee has given Amscan at least 90 days' prior notice no later than March 1, 1998, of his desire to have such Restricted Shares registered. In connection with any such registration, Amscan will use its best efforts to cause a registration to be timely filed, to become effective and maintained in effect for such period of time as is reasonably necessary to permit the sale thereof. The Employer will pay all expenses incident to such registration. The Employee will pay any underwriting commissions or discounts, if the Employee decides to sell such Restricted


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Shares through an underwriter. The Employer and the Employee shall enter into the usual indemnification agreements with respect to information furnished by the indemnitor which is included in the registration statement.

                   c. Any shares transferred by Employee to Svenningsen pursuant to the terms of the Loan Agreement shall not be deemed to be a sale of the Restricted Shares.

                   d. Employee shall be entitled to make gifts of the Restricted Shares, which gifts shall not be deemed to be sales of the Restricted Shares. Employee personally agrees and agrees on behalf of the donees of the Restricted Shares that none of the donees of his gifts will sell the Restricted Shares prior to the third anniversary of the transfer of the Restricted shares to him. The parties agree that none of the Restricted Shares that were gifted shall be registered pursuant to Paragraph 3b.

                4. Future Payments by Svenningsen.

                   a. In the event that Svenningsen, his wife, his issue, or his estate (collectively "Svenningsen") should sell any of his shares of Amscan stock in any public or private sale (other than in the IPO) during the period commencing on the Effective Date and continuing as long as Employee is employed during the initial three (3) year Term of his new employment agreement with Amscan Holdings, Inc. ("New Employment Agreement") and further continuing during the three (3) year or shorter period during which the Restrictive Covenant is enforceable under the New Employment Agreement, Svenningsen will pay to the Employee an amount equal to five percent (5%) of the Net Proceeds of such sale.

                   b. For purposes of this Paragraph 4. "NET PROCEEDS" of such sale shall mean the gross proceeds from the sale of Svenningsen's shares, less all expenses (including any underwriting discounts or commissions and any transfer taxes) payable by Svenningsen in connection with such sale.

                   c. The payment to be made to Employee pursuant to this Paragraph 4 shall be made in cash within 30 days following the closing of the sale of shares by Svenningsen.


                   d. The issuance of Shares by Amscan to make acquisitions or to effect any mergers shall not be sales of Amscan stock by Svenningsen.

                5. Corporation Taxes. In the event that Employee is liable for the payment of any taxes based upon the net income of Amscan for that portion of Amscan 1996-97 fiscal year or 1997-1998 fiscal year, as the case may be, during which it is a Subchapter S corporation, Svenningsen agrees that he shall pay to Employee an


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amount sufficient to pay such tax liability of Employee including interest and penalties and any tax liability resulting from the undertaking hereby by Svenningsen to pay such tax liability.

                6. Svenningsen Loan. Svenningsen agrees to loan the Employee the amounts requested by Employee, in accordance with the Loan Agreement.

                7. Miscellaneous.

                   a. No portion of the payment to be made to the Employee as provided in Paragraph 1 hereof and no portion of the value of the shares to be transferred to Employee under Paragraph 2 hereof shall be deducted from the profits of Amscan for the purpose of computing the bonuses payable to Employee under the Employment Agreement.

                   b. In the event that the shareholders of Amscan receive securities in exchange for their Amscan common stock, whether as a result of the formation of a holding company for Amscan, a merger or other transaction, the obligations of Amscan hereunder shall he binding on the issuer of the securities exchanged for Amscan common stock. Following such exchange, all references herein to Amscan or Amscan securities shall be deemed to be references to such issuer or its securities.

                   c. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs, administrators and legal representatives.

                   d. This Agreement will be governed by and interpreted and enforced in accordance with the laws of the State of New York.

                   e. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute a single agreement.

                   f. This Agreement represents the entire agreement of the parties hereto with respect to the subject matter hereof. This Agreement may not be modified or amended except in a writing


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signed by the party or parties to be bound by such modification or amendment.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



   /S/ GERALD C. RITTENBERG                AMSCAN, INC.
---------------------------
Gerald C. Rittenberg


   /S/ JOHN SVENNINGSEN                    By: /S/ JOHN SVENNINGSEN
---------------------------                    --------------------
John Svenningsen                               Name:
                                               Title:


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